Exhibit 99.1

DELEK US HOLDINGS NAMES MARK B. COX AS CHIEF FINANCIAL OFFICER

BRENTWOOD, Tenn., Aug. 27, 2009 — Delek US Holdings, Inc. (NYSE: DK), a diversified energy company with assets in the petroleum refining, marketing, supply and retail industries, today announced the appointment of Mark Cox to the position of Executive Vice President and Chief Financial Officer of the Company.

Cox, age 50, has nearly three decades of energy industry experience as a financial officer. Since 2007, Cox has served as Senior Vice President, Treasurer and Director of Investor Relations at Western Refining (NYSE: WNR), a publicly traded refining company. From 1994 to 2007, Cox served in a number of senior finance roles at Giant Industries (a publicly traded refiner acquired by Western Refining), culminating in his appointment to the position of Executive Vice President and Chief Financial Officer in 2002. Previously, Cox was the Director of Finance at Houston-based Vista Chemical Company from 1987 to 1994. Cox holds both a B.S. in finance and an M.B.A from the University of Missouri.

“A respected energy executive of Mark’s caliber is a valuable addition to our senior management team,” said Uzi Yemin, President and CEO of Delek US Holdings. “His 16 years of experience as a senior financial officer at two publicly traded refining companies and extensive corporate finance and capital markets expertise make him uniquely equipped for this role. We look forward to realizing the benefits of his experience as we seek to further grow our presence in the downstream energy markets.”

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining, marketing and supply of refined products, and retail marketing of fuel and general merchandise. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The marketing and supply segment markets refined products through its terminals in Abilene, Texas and San Angelo, Texas as well as other third party terminals. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart® East Coast®, Discount Food Mart™ , Fast Food and Fuel™ and Favorite Markets® brand names.

Investor Relations Contact:
Noel R. Ryan III
Director of Investor Relations / Communications
Delek US Holdings, Inc.
615-435-1356     (Direct)

Israel Media Contact:
Gali Dahan / Merav Gasar
ARAD Communications
001-972-3-7693333